Exhibit 99.1

Contacts:
Lisa Bertolet	Meghan O’Leary
Investor Relations	Public Relations
(408) 654-7282	(408) 654-6364

SVB FINANCIAL GROUP COMPLETES GOODWILL IMPAIRMENT ANALYSIS OF SVB ALLIANT

SANTA CLARA, CALIF. — JULY 14, 2006 — SVB Financial Group (Nasdaq: SIVB) announced today that it has conducted its annual goodwill impairment assessment of SVB Alliant, its investment banking subsidiary, and in connection with the results of that assessment expects to take a non-cash, pre-tax charge of $18.4 million for the second quarter of 2006. The impairment results from changes in the Company’s outlook for SVB Alliant’s future financial performance due to recent changes in staffing and lowered expectations of future revenue streams.

The Company currently estimates the after-tax impact of the goodwill impairment charge on diluted earnings per share will be approximately $0.28 per share.

Although the Company has not yet completed its review of results for the second quarter of 2006, it expects to report diluted EPS of $0.33 to $0.39, inclusive of the after-tax impact of the goodwill impairment charge. The Company’s previous guidance for diluted EPS, which it provided on April 27, 2006 and did not include a forecast for impairment, was $0.58 to $0.64.

The Company conducted its annual goodwill analysis and assessment of SVB Alliant in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which requires goodwill to be assessed annually and when an event occurs that indicates the possibility of an impairment.

The goodwill relates to the 2001 acquisition of SVB Alliant, then Alliant Partners, the Company’s investment banking arm, which specializes in advisory services related to mergers and acquisitions and private placements. After impairment, the remaining goodwill associated with the acquisition of SVB Alliant will be approximately $17.2 million. More information about the Company’s process for evaluating goodwill impairment can be found in the Management Discussion and Analysis section of SVB Financial Group’s Form 10-K for the year ended December 31, 2005.

SVB Financial Group also announced today preliminary financial highlights for the second quarter:

•                  Quarterly average loans rose 2.5 percent to $2.73 billion, owing to growth in the commercial loan portfolio.

•                  Period-end loans, net of unearned income, increased in the second quarter by $193 million to $2.95 billion, an increase of 6.9 percent.

•                  Client investment funds increased to $17.49 billion at June 30, 2006, up 6.9 percent from the first quarter.

•                  Average deposits for the second quarter of 2006 decreased 2.4 percent to $4.0 billion .

SVB Financial Group plans to release its complete financial results for the second quarter of 2006 in a conference call to be held on July 27, 2006. More details regarding the call will be made available closer to its scheduled date.

About SVB Financial Group

For more than 20 years, SVB Financial Group, the parent company of SVB Silicon Valley Bank, SVB Alliant, SVB Capital and SVB Global, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Headquartered in Santa Clara, Calif., SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. SVB Financial Group operates through 27 offices in the U.S. and three internationally. More information on the Company can be found at www.svb.com. SVB Silicon Valley Bank refers to the commercial banking operation of SVB Financial Group, which includes Silicon Valley Bank, the California bank subsidiary of SVB Financial Group.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements are statements that are not historical facts.

You can identify forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology. Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, and its assumptions, such expectations may prove to be incorrect. Actual results of operations and financial performance could differ significantly from those expressed in or implied by management’s forward-looking statements.

In this release, the Company makes forward-looking statements discussing management’s expectations about the following:

•                  Its financial results for the second quarter of 2006

•                  Future performance

Factors that may cause the second quarter 2006 outlook to change include the following:

•                  Adjustments needed in the closing process, or other accounting changes, as required by generally accepted accounting principles in the United States of America

•                  Changes in the state of the economy or the markets served by the Company

•                  Changes in credit quality of the Company’s loan portfolio

•                  Changes in interest rates or market levels or factors affecting them

•                  Changes in the performance or equity valuation of companies in which the Company has invested

•                  Variations from the Company’s expectations as to factors impacting its cost structure

For additional information about factors that could cause actual results to differ from the expectations stated in forward-looking statements, please see the text under the caption “Risk Factors” included under Item 1A of Part I of the Company’s most recently filed Form 10-K for the annual period ended December 31, 2005. The Company urges investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this release are made only as of the date of this release. The Company does not intend, and undertakes no obligation, to update these forward-looking statements.